Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

KIMBALL ELECTRONICS MANUFACTURING, INC.

GATOR ELECTRONICS, INC.

and

REPTRON ELECTRONICS, INC.

Dated as of December 18, 2006

TABLE OF CONTENTS
(continued)
		Page
8.9	Rules of Construction	64
8.10	Assignment	65
8.11	Waiver of Jury Trial	65

The following schedules have been omitted from this filing and will be supplementally furnished to the Securities and Exchange Commission upon request.
Exhibit A	Form of Articles of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of Surviving Corporation
Exhibit C	Form of Joint Press Release
	Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 18, 2006 (the "Agreement"), by and among KIMBALL ELECTRONICS MANUFACTURING, INC., an Indiana corporation ("Parent"), GATOR ELECTRONICS, INC, a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and REPTRON ELECTRONICS, INC, a Florida corporation (the "Company").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act, Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company; and

        WHEREAS, each of the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

        WHEREAS, the Board of Directors of the Company (the "Board") has unanimously (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the other transactions contemplated by this Agreement (collectively, the "Transactions"), and (iii) has resolved to recommend the approval of the Merger and the adoption of this Agreement by the stockholders of the Company.

        WHEREAS, each of the Board of Directors of Parent and Merger Sub have determined that the Merger is advisable and fair to, and in the best interest of, Parent and Merger Sub and their respective stockholders and the Board of Directors of Parent has resolved to adopt this Agreement, and the Transactions.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1     The Merger. At the Effective Time (as defined in Section 1.2) and subject to and in accordance with the terms and conditions of this Agreement and the applicable provisions of the Florida Business Corporation Act (the "Florida Business Corporation Act"), Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2     Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Florida in accordance with the relevant provisions of the Florida Business Corporation Act (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger, being the "Effective Time"), as soon as practicable after the Closing (as defined below) and on the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Squire, Sanders & Dempsey, L.L.P., 201 N. Franklin Street, Suite 2100, Tampa, Florida 33602, at a time and date to be specified by the parties hereto, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

        1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the Florida Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

        1.4     Articles of Incorporation and Bylaws of Surviving Corporation.

    (a)     Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety in the form of Exhibit A and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation, subject to Section 5.8, until thereafter amended in accordance with the terms of such Articles of Incorporation and the law; provided, however, that as of the Effective Time, the Articles of Incorporation shall provide that the name of the Surviving Corporation is "Gator Electronics, Inc."

    (b)     Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated in the form of Exhibit B to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8, until thereafter amended in accordance with the law, the Articles of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to "Gator Electronics, Inc."

        1.5     Directors and Officers of Surviving Corporation.

    (a)     Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

    (b)     Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time.

        1.6     Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

    (a)     Conversion of Shares. Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 1.10), cash in the amount of $0.68 (the "Per Share Merger Consideration" and the aggregate of all Per Share Merger Consideration in respect of all Company Common Stock entitled thereto and the aggregate amount of cash to be issued to holders of In-the-Money Options (as defined in Section 1.6(d)(ii) pursuant to Section 1.6(d), the "Merger Consideration"). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company ("Unvested Shares"), then the portion of the Merger Consideration issued in exchange for such Unvested Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The portion of the Merger Consideration payable upon conversion of any Unvested Share shall be withheld by the Paying Agent and paid by the Paying Agent to each such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement, if applicable.

    (b)     Cancellation of Treasury and Parent-Owned Shares. All Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c)     Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

    (d)     Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock (the "Company Stock Options"), each Company Stock Option, whether vested or unvested, and all stock option plans or other equity-related plans of the Company, including the Gator Electronics, Inc. Stock Option Plan (as may be amended from time to time, the "Company Stock Plans"), insofar as they relate to Company Stock Options, shall be terminated as follows:

    (i)     At the Effective Time, each Out-of-the-Money Option (as defined below) shall be terminated in its entirety without consideration therefor, and the holder of each Out-of-the-Money Option shall have no further rights thereunder. Each Company Stock Option that has a per share exercise price greater than $0.68 and is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be an "Out-of-the-Money Option."

    (ii)     At the Effective Time, each In-the-Money Option (as defined below) shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety and the holder of each In-the-Money Option shall be entitled to receive that amount of cash that is equal to the product of the number of shares of Company Common Stock issuable upon the exercise of such In-the-Money Option immediately prior to the Effective Time, multiplied by the excess by which $0.68 exceeds the per share exercise price of such In-the-Money Option. Each Company Stock Option that has a per share exercise price less than $0.68 and is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be an "In-the-Money Option." Promptly after the Effective Time (but not later than three (3) business days after the date on which the Effective Time occurs), Parent shall pay the In-the-Money Option holders the Merger Consideration specified in this Section 1.6(d)(ii).

        1.7     Dissenting Shares.

    (a)     Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 1302 of the Florida Business Corporation Act (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Per Share Merger Consideration payable for each such share of Company Common Stock. Such stockholders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of such Section 1302, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 1302 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration payable for each such share of Company Common Stock, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced such Company Common Stock.

    (b)     The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the Florida Business Corporation Act and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Florida Business Corporation Act. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        1.8     Surrender of Certificates.

    (a)     Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the benefit of the holders of Company Common Stock and In-the-Money Options to receive the portion of the Merger Consideration to which holders of Company Common Stock and In-the-Money Options shall become entitled pursuant to Section 1.6(a) and Section 1.6(d)(ii).

    (b)     Exchange Procedures. Promptly after the Effective Time (but not later than five (5) business days after the date on which the Effective Time occurs), Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of Company Common Stock, including holders of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented the outstanding shares of Company Common Stock converted into the right to receive the portion of the Merger Consideration payable for such Company Common Stock, (i) a letter of transmittal in customary form and approved by the Company prior to the Effective Time (which approval shall not be unreasonably withheld or delayed) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent and the Company shall reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration payable upon surrender of said Certificates. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (or, if such shares are held in book-entry or other uncertified form, upon the entry through a book-entry transfer agent or the surrender of such Company Common Stock on a book entry statement (it being understood that any references herein to "Certificates" shall be deemed to include references to book-entry account statements.), the holders of such Certificates formerly representing the Company Common Stock shall be entitled to receive an amount of cash (payable by check) equal to the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Certificate or Certificates, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the respective portion of the Merger Consideration to which the record holder of such Certificate is entitled by virtue thereof. Promptly following surrender of any such Certificates and the duly executed letters of transmittal, the Paying Agent shall deliver to the record holders thereof, without interest, the portion of the Merger Consideration to which such holder is entitled upon surrender of said Certificates, subject to the restrictions set forth herein.

    (c)     Payments with respect to Unsurrendered Company Common Stock; No Liability. At any time after twelve (12) months following the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any portion of the Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration properly delivered in respect of such Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

    (d) Transfers of Ownership. If the payment of the portion of the Merger Consideration to which such holder is entitled is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of a portion of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

    (e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state or local tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        1.9     No Further Ownership Rights in Company Common Stock. Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock, and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.10     Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger

Consideration payable with respect thereto; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.11     Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, whether directly or indirectly), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

        1.12     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub that, except as disclosed in writing in the disclosure letter supplied by the Company to Parent, dated as of the date hereof (the "Company Disclosure Letter"), the statements contained in this Article II are true, correct and complete as of the date of this Agreement (except where another date is specified); provided, however, that the mere inclusion of an item on the Company Disclosure Letter shall not be deemed to be an admission by the Company that such item is or was material or is or was required to be disclosed therein. Subject only to such exceptions as are set forth in the Company Disclosure Letter (which exceptions shall reference the specific section and, if applicable, subsection number of this Article II to which it applies, and any information disclosed in any such section or subsection shall be deemed to be disclosed only for purposes of such section or subsection, except to the extent is reasonably apparent that the disclosure contained in such section or subsection contains enough information regarding the subject matter of other representations and warranties contained in this Article II so as to qualify or otherwise apply to such other representations and warranties), the Company represents and warrants to Parent and Merger Sub as follows:

        2.1     Organization and Qualification.

    (a)     The Company (and any subsidiary) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company (and any subsidiary) is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (as defined in Section 8.3(c)).

    (b)     The Company has no subsidiaries and does not own any shares of capital stock or other securities of any other person, except for such subsidiaries or persons, if any, so identified in Section_2.1(b) of the Company Disclosure Letter (which disclosure, if any, also sets forth the form of ownership and percentage voting and/or equity interest of the Company in any such person). Except as set forth in Section 2.1(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written or oral, agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, or other legally binding instrument, obligation or commitment or undertaking of any nature (a "Contract"), in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other person or any sale or other disposition of the capital stock or any of the assets or operations (except for sales of assets in the ordinary course of business) of any such person. Except as set forth in Section_2.1(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

    (c)     The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Section_2.1(c) of the Company Disclosure Letter sets forth a true and complete list of each state in which the Company and each of its subsidiaries is qualified to do business as a foreign corporation.

        2.2     Articles of Incorporation and Bylaws. The Company has previously furnished or made available to Parent (i) a complete and correct copy of its Amended and Restated Articles of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents") and (ii) the equivalent organizational documents for any subsidiary of the Company, each as amended to date. The Company Charter Documents (and equivalent organizational documents of any subsidiary of the Company) are in full force and effect. Except as set forth in Section 2.2 of the Company Disclosure Letter, the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), of the Company reflect all material action taken and authorizations made at such meetings, and the Company has delivered to the Parent copies of all such items (except for minutes and consents of the Company's Board of Directors or any committee thereof relating to the transaction contemplated hereby). The Company (or any subsidiary of the Company) is not in violation of any of the provisions of the Company Charter Documents (or any equivalent organizational documents).

        2.3     Capitalization.

    (a)     The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value of $0.01 per share ("Company Preferred Stock"). At the close of business on September 30, 2006, (i) 5,020,000 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable; (ii) no shares of Company Common Stock were held by any subsidiary of the Company; (iii) no shares of Company Common Stock were held in treasury by the Company or by any subsidiary of the Company; (iv) 500,000 shares of Company Common Stock were reserved for issuance upon the exercise of options to purchase Company Common Stock under the Company Stock Plans. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section_2.3(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option or grant of Unvested Shares, as applicable, outstanding as of the date of this Agreement: (i) the name of the optionee or holder; (ii) the number of shares of Company Common Stock subject to such Company Stock Option or grant of Unvested Shares; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option or Unvested Shares was granted; (v) the applicable vesting schedule and the vesting of the forfeiture provisions for the Unvested Shares; (vi) the date on which such Company Stock Option expires; (vii) whether the exercisability of such Company Stock Option or vesting of such Unvested Shares will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration; and (viii) whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. All shares of Company Common Stock subject to issuance upon exercise of such Company Stock Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Unvested Share as a result of the Transactions or upon termination of employment or service of any person with the Company or with any of its subsidiaries following the Merger or otherwise. All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below). All repurchases of Company Common Stock have been made in compliance with all applicable Legal Requirements. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b) hereof), including, without limitation, the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the U.S.

Food and Drug Administration (the "FDA") promulgated thereunder. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

    (b)     Except as set forth in Section 2.3(a), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as disclosed in Section 2.3(b) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its subsidiaries. There are no voting trusts, proxies, rights plans, anti-takeover plans or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any class of equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries.

    (c)     True, correct and complete copies of each of the Company Stock Plans, the standard form of all agreements and instruments relating to or issued under the Company Stock Plans or that differ in any material respect from such standard form agreements, and agreements relating to Unvested Shares, have been furnished or made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being furnished to Parent, and, except as contemplated by this Agreement, there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those furnished or made available to Parent.

        2.4     Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the Company Stockholder Approval (as defined below). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than (i) with respect to the Merger, the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement with respect to, and the receipt of, the Company Stockholder Approval (the "Proxy Statement") if and to the extent required by applicable law, (ii) the filing of the Articles of Merger as required by the Florida Business Corporation Act, and (iii) such filings as may be required under, and in compliance with the other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any other applicable Antitrust Law (as hereinafter defined). The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company's stockholders to adopt this Agreement at which a quorum is present in accordance with applicable law is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement under applicable Legal

Requirements and the Company Charter Documents (the "Company Stockholder Approval"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        2.5     No Conflict; Required Filings and Consents.

    (a)     Except as set forth in Section 2.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) result in the creation of any material Encumbrance (as defined below) on any of the material properties or assets of the Company or any of its subsidiaries, (ii) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company's subsidiaries, (iii) subject, (A) with respect to the Merger, to the Company Stockholder Approval and (B) to compliance with the requirements set forth in Section 2.4, conflict with or violate in any material respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iv) conflict with or violate, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Company Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (iii) or (iv), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on Company; or (B) prevent or materially delay consummation of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement. "Encumbrance" means, with respect to any asset, mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (1) the voting of any security or the transfer of any security or other asset, (2) the receipt of any income derived from any asset, (3) the use of any asset, and (4) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case except for such restrictions of general application under the Securities Act of 1933, as amended (the "Securities Act") and Blue Sky Laws (as defined below).

    (b)     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws") and state takeover laws, such filings as may be required under, and compliance with the other applicable requirements of the HSR Act or other applicable Antitrust Laws, and the filing and recordation of the Articles of Merger as required by the Florida Business Corporation Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, following the Effective Time, Parent, or prevent consummation of the Transactions or (B) otherwise prevent the Company from performing its obligations under this Agreement.

        2.6     Compliance; Permits.

    (a)     Except as set forth in Section 2.6(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirement applicable to the Company or any of its subsidiaries (including the FDCA and the FDA regulations) or by which its or any of their respective properties is bound, or (ii) any Company Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected.

    (b)     The Company (or any subsidiary) holds all material permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (including the FDA) which are required for the operation of the business and the holding of the properties of the Company (or any such subsidiary), including those relating to Environmental and Safety Laws (as defined in Section 2.16(a)) and Hazardous Materials Activities (as defined in Section 2.16(b)) (each, a "Company Permit" and collectively, the "Company Permits"). The Company Permits are valid and in full force and effect, and the Company (or any subsidiary) is in compliance in all material respects with all covenants, terms and conditions of such Company Permits. To the knowledge of the Company, no circumstances exist which could cause any such Company Permits to be revoked, modified, or rendered non-renewable (other than for failure to pay a required permit fee). Section 2.6(b) of the Company Disclosure Letter sets forth all of the Company Permits held by the Company (or any subsidiary).

        2.7     SEC Filings; Financial Statements.

    (a)     The Company has filed or furnished each form, report, schedule, registration statement and definitive proxy statement required to be filed or furnished by the Company with or under the Securities Act or the Exchange Act (the "SEC Reports"). Except as set forth in Section 2.7(a) of the Company Disclosure Letter, since February 4, 2003 the SEC Reports (i) were filed or furnished on a timely basis, (ii) were prepared in material compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (iii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file or furnish any reports or other documents with the SEC.

    (b)     Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (the "Financial Statements") (including any Company SEC Report filed after the date of this Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q) and fairly presented and will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Company's and its subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or significance. Except as reflected in the Financial Statements, neither the Company nor any of its subsidiaries is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act ("Regulation S-K")). All reserves that are set forth in or reflected in the Interim Balance Sheet (as defined below) have been established in accordance with GAAP consistently applied. At September 30, 2006 (the "Interim Balance Sheet Date"), there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("Statement No. 5") issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the balance sheet as of the Interim Balance Sheet Date (the "Interim Balance Sheet") as required by Statement No. 5. The Financial Statements comply in all material respects with the requirements of the American Institute of Certified Public Accountants' Statement of Position 97-2. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date requiring public reporting, a report to the audit committee or is otherwise material. The books and records of the Company and each of its subsidiaries have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements.

    (c)     The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

    (d)     The Company has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's management, including the principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 ("SOX") with respect to such reports. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the SEC Reports. Based on the most recent evaluation by the Company's Chief Executive Officer and Chief Financial Officer, and to the best of the knowledge of the Company's Chief Executive Officer and Chief Financial Officer, there are no "significant deficiencies" in the design or operation of the Company's internal controls and procedures which are reasonably likely to materially and adversely affect the Company's ability to record, process, summarize and report financial data or any "material weaknesses" in the Company's internal controls. As used in this section, a "significant deficiency" in controls means a control deficiency that adversely affects the Company's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A "significant deficiency" may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. As used in this section, a "material weakness" in controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. To the Company's knowledge, there is no fraud, whether or not material, that involves any Employee (as defined in Section 2.11(a)(v)) who has a significant role in the Company's internal controls and procedures.

    (e)     To the Company's knowledge, each of Kirkland, Russell, Murphy & Tapp and Grant Thornton LLP (each, an "Independent Auditor"), which auditor has expressed its opinion, as applicable, with respect to the financial statements of the Company and its subsidiaries as of December 31, 2005, December 31, 2004 and December 31, 2003 and for each of the fiscal years in the three fiscal year period ended December 31, 2005 included in the SEC Reports (including the related notes), is "independent" (under applicable rules then in effect) with respect to the Company (and any subsidiary) within the meaning of Regulation S-X since the appointment of each Independent Auditor in that capacity. The Company is in compliance with the applicable criteria of eligibility for continued quotation of the Company Common Stock on the Over-the-Counter Bulletin Board (the "OTCBB") and has not received any notice from the National Association of Securities Dealers asserting any non-compliance with such rules and regulations.

    (f)     Except as set forth on Section 2.7(f) of the Company Disclosure Letter, no Employee or attorney representing the Company (or any subsidiary), whether or not employed by the Company (or any such subsidiary), has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty, fraudulent conduct or similar violation by an Employee or agent (while acting in that capacity).

        2.8     No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent, direct, indirect, or otherwise) (collectively, "Liabilities") of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and which are, individually or in the aggregate with such other items, material to the business, assets, financial condition, results of operations or cash flows of the Company and its subsidiaries taken as a whole, except (i) Liabilities reflected in the Interim Balance Sheet, (ii) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices and which, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any Legal Requirement, (iii) Liabilities not prohibited under Section 4.1 hereof or (iv) Liabilities incurred in connection with this Agreement or the Transactions.

        2.9     Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Company Disclosure Letter, since the Interim Balance Sheet Date there has not been, occurred or arisen: (a) any event or condition of any character that, to the knowledge of the Company, has had or is reasonably expected to have a Material Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (c) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock; (d) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits to any Employee (except for increases in the ordinary course of business consistent with past practice in the base salaries of non-officer Employees in an amount that does not exceed for four percent (4%) of such base salaries per employee), of such base salaries per employee), or any payment by the Company or any of its subsidiaries of any bonus (except for bonuses made to current non-officer Employees in the ordinary course of business consistent with past practice or pursuant to any bonus plan furnished to Parent), or any entry by the Company or one of its subsidiaries into any Contract (or amendment of an existing Contract) to grant or provide severance, acceleration of vesting, termination pay or other similar benefits; (e) any change by the Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP; (f) any revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; (g) the incurring, creation or assumption of any material Encumbrance, any discharge of any Encumbrance or material liability which was not shown on the Interim Balance Sheet or incurred in the ordinary course of business since the Interim Balance Sheet Date, any material liability or obligation for borrowed money or any material liability or obligation as guaranty or surety with respect to the obligations of others; and (h) any announcement of, any negotiation by or any agreement by the Company, any of its subsidiaries, or any Employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (h) (other than negotiations or agreements with Parent and Merger Sub regarding the Transactions).

        2.10     Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Letter, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (each, an "Action") against the Company or any of its subsidiaries, or any of their respective properties or, to the Company's knowledge, any of the executive officers or directors of the Company or any of its subsidiaries before any Governmental Entity or otherwise. Except as set forth in Section 2.10 of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or to the Company's knowledge any of the executive officers or directors of the Company or any of its subsidiaries, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has furnished to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Section 2.10 of the Company Disclosure Letter. There has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by the Board (or any committee thereof) or any third party at the request of the Board, or any Action with respect to, any financial, accounting, auditing, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct issues with respect to the Company or any of its subsidiaries.

        2.11     Employee Benefit Plans.

    (a) Definitions. Except as otherwise provided for herein, for purposes of this Agreement, the following terms shall have the meanings set forth below:

    (i)     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

    (ii)     "Code" shall mean the Internal Revenue Code of 1986, as amended;

    (iii)     "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards or purchases, fringe benefits, loans, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation;

    (iv)     "DOL" shall mean the U.S. Department of Labor;

    (v)     "Employee" shall mean any current or former or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

    (vi)     "Employment Agreement" shall mean each management, employment, severance, change of control, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding, written or otherwise, between the Company or any ERISA Affiliate and any Employee;

    (vii)     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

    (viii)     "ERISA Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

    (ix)     "FMLA" shall mean the Family and Medical Leave Act of 1993, as amended;

    (x)     "IRS" shall mean the U.S. Internal Revenue Service;

    (xi)     "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

    (xii)     "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b)     Schedule. Section 2.11(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan, and each Employment Agreement. Except as set forth on Section 2.11(b) of the Company Disclosure Letter, the Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement. The Company has not extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any officer or director of the Company.

    (c)     Documents. The Company has furnished or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, and each Employment Agreement including all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (IRS Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if applicable, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vi) all documents provided to any Employee or Employees relating to any Company Employee Plan in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) all

COBRA forms and related notices (or such forms and notices as required under comparable law); (ix) the three (3) most recent plan years discrimination tests for each Company Employee Plan, where applicable; (x) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts and group annuity contracts; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

    (d)     Employee Plan Compliance. To the best of the knowledge of the Company, the Company and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not, to the extent material, in default or violation of, and neither Company nor its ERISA Affiliates have any knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Except as set forth in Section 2.11(d) of the Company Disclosure Letter, to the best of the knowledge of the Company, any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable U.S. Department of the Treasury ("Treasury") Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the best of the knowledge of the Company, for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or could adversely affect the qualified status of such Company Employee Plan. To the best of the knowledge of the Company, no material "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. To the best of the knowledge of the Company, there are no actions, suits or claims pending or, to Company's or any ERISA Affiliates' knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that could reasonably be expected, individually or in the aggregate, to cause material liability to the Company. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than routine administration expenses incurred with respect to any such amendment, termination or discontinuance). There are no audits, inquiries or proceedings pending or to Company's or any of its ERISA Affiliates' knowledge threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Company and its ERISA Affiliates have each timely made all contributions and other payments required by and due under the terms of each Company Employee Plan to the extent any failure, individually or in the aggregate, would result in material Liabilities to the Company.

    (e)     No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or could have any obligation to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, or (ii) "funded welfare plan" within the meaning of Section 419 of the Code. Neither the Company nor any Company subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. Except as set forth on Schedule 2.11 (e), no Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

    (f)     Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

    (g)     Deferred Compensation Compliance. To the best of the Company's knowledge and unless otherwise disclosed on the Company Disclosure Letter, no compensation shall be includable in the gross income of any Employee as a result of the application of Section 409A of the Code.

    (h)     No Post-Employment Obligations. Except as set forth in Section 2.11(h) of the Company Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide retiree insurance or other benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree insurance or other benefits, except to the extent required by applicable law.

    (i)     Effect of Transaction.

    (i)     Except as set forth in Section 2.11(i)(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions or any termination of employment or service in connection therewith will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee other than accrued payments (each, a "Benefit").

    (ii)     No Benefit could give rise, directly or indirectly, to the payment of any amount that could reasonably be expected to be (i) non-deductible to Company under Section 280G of the Code, (ii) characterized as a "parachute payment" within the meaning of Section 280G of the Code or (iii) subject to the excise Tax under Section 4999 of the Code. The Company is not, nor has it ever been, a party to or bound by any Tax indemnity agreement or any other agreement that will require Parent or the Surviving Corporation to "gross-up" or otherwise compensate any Employee because of the imposition of any excise Tax. Section 2.11(i)(ii) of the Company Disclosure Letter lists as of the date of this Agreement each person who the Company reasonably believes is, with respect to the Company, any Company subsidiary and/or any ERISA affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

    (j)     Employment Matters. To the knowledge of the Company, the Company: (i) is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, discrimination in employment, worker classification, and wages, benefits, hours, working conditions and occupational safety and health and employment practices, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, benefits, salaries and other payments to Employees; (iii) except for one week accrual of wages, is not liable for any arrears of wages, salaries, commissions, bonuses, benefits or other compensation due or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other retiree benefits, or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.11(j) of the Company Disclosure Letter and to the Company's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any workers' compensation policy or long-term disability policy. Except as set forth in Section 2.11(j) of the Company Disclosure Letter, the employment of each Employee is terminable at the will of the Company or its ERISA Affiliates and any such termination would result in no liability to the Company or to any ERISA Affiliate.

    (k)     Labor. To the knowledge of the Company, no work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. Except as set forth in Section 2.11(k) of the Company Disclosure Letter, the Company does not know of any current activities or proceedings of any labor union to organize any Employees or of any such activities or proceedings within the preceding three (3) years. Except as set forth in Section 2.11(k) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any wage, benefit, medical or family leave, labor, safety or discrimination matters involving any Employee, including charges of wage and/or hour violations, unfair labor practices, discrimination, or wrongful termination complaints. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

    (l)     Disability or Other Leave. The Company has furnished to Parent a list as of the date of this Agreement showing the number of Employees who are not fully available to perform work because of disability or other leave and also lists, with respect to each such Employee, the basis of such disability or leave.

    (m)     WARN Act. To the knowledge of the Company, the Company has complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act") and all similar state laws including applicable provisions of state law. All Liabilities relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state laws including applicable provisions of the California Labor Code, have been paid.

    (n)     Employee Information. The Company and any subsidiary has furnished or made available to Parent a true, correct and complete list compiled within ten (10) days prior to the date of this Agreement of the names of all current officers, directors, and employees of the Company and each subsidiary showing each such person's name, position, date of hire, and each such person's annualized salary and target commission (as applicable), status as exempt/non-exempt, status as full-/part-time, target bonus(es) and fringe benefits for the current fiscal year and the most recently completed fiscal year.

        2.12     Proxy Statement. The Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Stockholders' Meeting, which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent's or Merger Sub's representatives in writing for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

        2.13     Restrictions on Business Activities. Except as set forth in Section 2.13 of the Company Disclosure Letter, there is no Contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

        2.14     Title to Property.

    (a)     Owned Real Property. Section 2.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property owned by the Company or any of its Subsidiaries (the "Owned Real Estate") and the location of the premises.

    (b)     Leased Real Property. Section 2.14(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased by or from the Company or any of its subsidiaries, or otherwise used or occupied by the Company or any of its subsidiaries (the "Leased Real Estate" and, together with the Owned Real Estate, the "Company Real Estate"), the name of the lessor, sublessor, master lessor and/or lessee, the date and term of the lease, sublease or other occupancy right and each amendment thereto, and the aggregate annual rental payable thereunder. Section 2.14(a) of the Company Disclosure Letter sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Estate, including all amendments, terminations and modifications thereof (the "Real Estate Leases"). All such Real Estate Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the Company's knowledge, any other party thereto. Neither the Company nor any of its subsidiaries subleases any real property to any person or entity other than the Company and its subsidiaries.

    (c)     Neither the operations of the Company nor any of its subsidiaries on the Owned Real Estate nor, to the Company's knowledge, such Leased Real Estate, violate in any material respect any law relating to the particular property or such operations. Except as set forth in Section 2.14(c) of the Company Disclosure Letter, the Company or its subsidiaries currently occupies all of the Company Real Estate for the operation of its business and there are no other parties occupying, or with a right to occupy, the Company Real Estate. The Company or its subsidiaries has performed all of their obligations under any termination agreements pursuant to which the Company or its subsidiaries has terminated any leases or subleases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases or subleases. Section 2.14(b) of the Company Disclosure Letter sets forth a list of all material leasehold improvements and other material property, plant and equipment, real, personal and mixed, used or held for use by the Company and its subsidiaries in their business operations as of the Interim Balance Sheet Date. Such list sets forth, with respect to such material property, plant and equipment (including leasehold improvements) the asset identification, location, acquisition date, original cost, accumulated depreciation and net book value.

    (d) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets used or held for use in its business as of the date of this Agreement, free and clear of all Encumbrances except for (i) Encumbrances for Taxes (as herein defined) not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) statutory Encumbrances which arise in the ordinary course of business, are not material in amount and do not materially impair the Company's or its subsidiaries' ownership or use of such properties and assets, (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation, (iv) liens securing indebtedness that are reflected on the Interim Balance Sheet, or (v) defects in title, easements, restrictive covenants and similar Encumbrances that individually, or in the aggregate, could not reasonably be expected to materially impact the Company's use of the property (each of (i), (ii), (iii), (iv) and (v) a "Permitted Encumbrance").

    (e) All the plants, structures, Company Real Estate and material equipment of the Company and its subsidiaries, are in good operating condition and repair, ordinary wear and tear excepted, and are otherwise suitable for the conduct of business as currently conducted and as presently proposed to be conducted.

        2.15     Taxes.

    (a)     Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes", means (i) any and all federal, state and local taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b)     Tax Returns and Audits.

    (i)     Since January 1, 2003, the Company and each of its subsidiaries have timely filed all federal, state and local returns, forms, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns. All Returns were complete and accurate in all material respects and have been prepared in all material respects in compliance with all applicable Legal Requirements. The earliest Tax period of the Company or any of its subsidiaries for which the statute of limitations is still open is the [calendar] year 2003 (the "Open Date"). The Company has made available to Parent correct and complete copies of all United States federal income and state income and franchise Tax Returns filed with respect to Tax periods ending on or after the Open Date and any other Returns with respect to pending or outstanding matters, all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries.

    (ii)     Except as set forth in Section 2.15(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax. For purposes of this Section 2.15(b)(ii) only, "material Tax" and "material Tax deficiency" shall mean any individual Tax or Tax deficiency of an amount greater than $50,000.

    (iii)     Except as set forth in Section 2.15(b)(ii) of the Company Disclosure Letter, no audit, or pending audit of, or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

    (iv)     No unresolved adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

    (v)     Neither the Company nor any of its subsidiaries has any material liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company's Interim Balance Sheet in accordance with GAAP, whether asserted or unasserted, whether or not shown on any Return, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no claims for Taxes being asserted against the Company or any of its subsidiaries that have resulted in, and there are no, Encumbrances with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than Encumbrances which are not, individually or in the aggregate, material, or customary Encumbrances for Taxes not yet due and payable.

    (vi)     Except as set forth on Schedule 2.15(vi) there is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any Employee that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

    (vii)     Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, nor does the Company or any of its subsidiaries have any liability or potential liability to another party under any such agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state or local law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state or local Tax purposes.

    (viii)     None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

    (ix)     Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

    (x)     Neither the Company nor any of its subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a "Tax shelter," "listed transaction" or "reportable transaction" as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).

    (xi)     The Company for itself and for its subsidiaries has furnished or made available to Parent all documentation relating to any Tax holidays or related incentives utilized by the Company. The Company and its subsidiaries are in compliance with the requirements for such Tax holidays or related incentives.

    (xii)     Neither the Company nor any of its subsidiaries is or has ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code.

    (xiii)     The Company and each of its subsidiaries has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code), has, within the time and in the manner prescribed by law, withheld from Employee wages or compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare Act, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Returns required to be filed.

        2.16     Environmental Matters.

    (a)     Hazardous Material. Except as disclosed in Schedule 2.16(a) of the Company Disclosure Letter and except in compliance in all material respects with all Environmental and Safety Laws (as defined below), no underground storage tanks or underground improvements and no Hazardous Materials (as defined below) are present, (i) as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, (ii) to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased. For purposes of this Section 2.16, "Environmental and Safety Laws" shall mean any applicable federal, state or local laws, ordinances, codes, regulations, rules, and orders which prohibit, regulate or control any Hazardous Material or that are intended to assure the protection of the environment, health or safety of Employees, workers or other persons, including the public. For the purposes of this Agreement, "Hazardous Materials"

shall mean any material or substance that is prohibited or regulated by Environmental and Safety Laws or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, mold, and urea formaldehyde.

    (b)     Hazardous Materials Activities. Except in compliance in all material respects with all Environmental and Safety Laws and in a manner that would not reasonably be expected to result in a material liability to the Company, neither the Company nor any of its subsidiaries has transported, transferred, recycled, treated, manufactured, distributed, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials or any product containing a Hazardous Material or any product manufactured with Ozone depleting substances (collectively "Hazardous Materials Activities"). Except as set forth in Section 2.16(b) of the Company Disclosure Letter, the Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

    (c)     Environmental Liabilities; Compliance with Environmental and Safety Laws. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. Except as set forth in Section 2.16(c) of the Company Disclosure Letter, the Company has no knowledge of any fact or circumstance which could reasonably be expected to involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability. Except as set forth in Section 2.16(c) of the Company Disclosure Letter or as would not result in a material liability to the Company, (i) neither the Company nor any of its subsidiaries has received any notice (verbal or written) of any noncompliance of its facilities, buildings or improvements located on any real property leased or owned by the Company or any of its subsidiaries either currently or in the past, or its past or present operations with Environmental and Safety Laws, (ii) no notices, administrative actions or suits are pending or to the Company's knowledge threatened against the Company or any of its subsidiaries or any such property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) neither the Company nor any of its subsidiaries is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any analogous state or local laws arising out of events occurring prior to the Closing Date, (iv) to the Company's knowledge, the facilities, buildings or improvements located on any real property leased or owned by the Company or any of its subsidiaries, either currently or in the past, and the Company's and each of its subsidiaries' uses and activities therein have at all times complied in all material respects with all Environmental and Safety Laws.

    (d)     Reports and Records. The Company has furnished to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company's possession concerning the Company's material obligations pertaining to

Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied in all material respects with all environmental disclosure obligations imposed by any Environmental and Safety Laws with respect to the Merger.

        2.17     Brokers; Third Party Expenses. Except for the fees and expenses of Jefferies Broadview, neither the Company nor any of its subsidiaries or affiliates has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or the Transactions contemplated hereby, and except as contemplated by this Agreement Parent will not incur any such liability or charges, either directly or indirectly, as a result of this Agreement, the Merger or any act or omission of the Company, any of its subsidiaries or affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate as of the date of this Agreement of the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by the Company in connection with this Agreement or the Transactions contemplated hereby, is set forth on Section 2.17 of the Company Disclosure Letter.

        2.18     Intellectual Property.

    (a)     Section 2.18 of the Company Disclosure Letter lists all registered trademarks and applications therefore, registered copyrights and applications therefor, patents and patent applications, and the jurisdictions in which each of the foregoing was or is filed or registered, owned by the Company or any of its Subsidiaries. All necessary and material registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary material documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. There are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 2.18(a) of the Company Disclosure Letter.

    (b)     Except as disclosed in Section 2.18(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, in each case free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or necessary to carry on its business as currently conducted. Such Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Com0pany and its Subsidiaries as currently conducted.

    (c)     To the knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person. Except as disclosed in Section 2.18(c) of the Company Disclosure Letter, (A) none of the Company or any of its Subsidiaries has received in the past five years any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries nor, to the knowledge of the Company, is there a reasonable basis for any such claim nor has there been pending in the past five years any such charge, complaint, claim, demand, or notice, (B) none of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict that has not been settled or otherwise fully resolved, (C) to the knowledge of the Company, no other person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has received any opinion of counsel that a third party patent applies to any product produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any of its Subsidiaries, or for breach of any license or agreement involving any of such Intellectual Property, against any party, and to the knowledge of the Company there is no unauthorized use, disclosure, infringement or misappropriation of any such Intellectual Property by any third party including any employee or former employee of the Company or any of its Subsidiaries.

    (d)     Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any license with respect to, any Intellectual Property that is or was owned by the Company or any Subsidiary and is necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, to any third party.

    (e)     Each of the Company and its Subsidiaries has taken reasonable steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder owned by the Company or its subsidiaries and necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, and, to the knowledge of the Company, no rights to such Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by the Company or any of its Subsidiaries.

    (f)     "Intellectual Property" means all the intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations and derivations thereto, and patents, patent applications, models, industrial designs, inventor's certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (B) trademarks, all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) copyrights (whether registered or unregistered and any applications for registration therefore, including any modifications, extensions or renewals thereof), (D) trade secrets, know-how and confidential business information and rights in any jurisdiction to limit the use or disclosure thereof by any person, (E) Internet domain names, and (F) moral rights, publicity rights and customer lists.

        2.19     Contracts.

    (a)     Except as set forth in Section 2.19(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by:

    (i)     any Contract of indemnification or warranty or any Contract containing any support, maintenance or service obligation on the part of the Company or any of its subsidiaries, other than any Contract entered into in connection with the sale or license of products manufactured by the Company for its customers ("Company Products") in the ordinary course of business;

    (ii)     any Contract limiting in any respect the right of the Company or any of its subsidiaries to engage or participate, or compete with any person, in any line of business, market or geographic area, or any Contract granting most favored nation pricing, price reductions, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any person, or any Contract otherwise limiting the right of the Company or any of its subsidiaries to purchase or otherwise obtain any software, components, parts, subassemblies or services;

    (iii)     any Contract relating to the disposition by the Company or any of its subsidiaries of a material amount of assets not in the ordinary course of business or pursuant to which the Company or its subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which the Company or any of its subsidiaries has any material ownership interest in any person, corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

    (iv)     any distributor, reseller, original equipment manufacturer, sales representative, sales agency or manufacturer's representative Contract (other than any Contract with the foregoing substantially based on the Company or any of its subsidiaries' standard forms), or any dealer, distributor, joint marketing or development Contract currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service, or any Contract pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole, by the Company or any of its subsidiaries, or any joint venture Contract or any other agreement that involves a sharing of revenues, profits, cash flows, expenses or losses with other persons or the payment of royalties to any other person, or any Contract providing for the development of any material software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any of its subsidiaries other than Contracts with Employees and individual consultants and independent contractors substantially based on the Company's or any of its subsidiaries' standard forms;

    (v)     any Contract pursuant to which the Company or any of its subsidiaries has deposited, or is required to deposit with an escrow holder any source code;

    (vi)     any Contract to authorize or license any third party to manufacture or reproduce any Company Product or any Contract to sell or distribute any Company Products except agreements with distributors, sales representatives or resellers substantially based on the Company's or its subsidiaries' standard forms;

    (vii)     any mortgages, indentures, guarantees, promissory notes, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (excluding standard invoice terms for payment of invoices in connection with the sale of Company Products), or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

    (viii)     any settlement or litigation "standstill" agreement;

    (ix)     any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

    (x)     any Contract for capital expenditures involving future payments by the Company over the next 12 months in excess of $50,000 in the aggregate;

    (xi)     any Contract pursuant to which the Company or any of its subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving future payments by the Company over the next 12 months in excess of $50,000 in the aggregate;

    (xii)     any Contract with any person with whom the Company or any of its subsidiaries does not deal at arm's length;

    (xiii)     any Contract with any Governmental Entity (a "Government Contract");

    (xiv)     any sales Contract constituting a "side letter" which commits the Company or any of its subsidiaries to deliver products or services on a "free of charge" basis to any customer in the future;

    (xv)     any Contract entitling third party (other than an Employee), to a commission or "finder's fee" payable by the Company or any of its subsidiaries, other than agreements with distributors, sales representatives or resellers in substantially the form of the Company's standard forms;

    (xvi)     any Contract pursuant to which the Company or any of its subsidiaries has future commitments related to the purchasing of services in excess of $100,000 in any one-year period;

    (xvii)     any non-ordinary course confidentiality, secrecy or non-disclosure Contract; or

    (xviii)     any Contract not otherwise disclosed in the Company Disclosure Letter, under which the consequences of a default could reasonably be expected to have a Material Adverse Effect on the Company, that is (i) of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act, or (iii) otherwise material to the Company or any of its subsidiaries or their respective businesses, operations, properties, assets, financial condition, results of operations or cash flows.

    (b)     Except as set forth in Section 2.19(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in material breach, violation or default under, and neither the Company nor any of its subsidiaries has received written, or to the Company's knowledge, oral notice that it has actually or potentially breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are referenced in Section 2.17 or are required to be disclosed in Sections 2.11(b)(i), 2.14(a), 2.18 or 2.19(a) of the Company Disclosure Letter (any such Contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate) and such actions would or could reasonably be expected to have a Material Adverse Effect. The Company or the applicable Company subsidiary has performed in all material respects all of the obligations required to be performed by it and is entitled to all material benefits under any Company Contract. Each of the Company Contracts is in full force and effect, and has not been amended in any material respect. The Company has furnished to Parent true and correct copies of all Company Contracts and any Contracts the Company may have with its top twenty customers and suppliers, as measured by the dollar volume of business done individually with such customers and suppliers during the nine months ended September 30, 2006 and during the fiscal year ended December 31, 2005.

    (c)     To the knowledge of the Company and its subsidiaries, with respect to any Government Contract, there is, as of the date of this Agreement, neither an existing: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against the Company or any of its subsidiaries under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its subsidiaries; (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted defective pricing, disallowance of cost or non compliance with statute, regulation or contract; (v) dispute involving the Company or any of its subsidiaries on a Government Contract; or (vi) claim or equitable adjustment by the Company or any of its subsidiaries relating to a Government Contract. Neither the Company nor any of its subsidiaries has any material liability for renegotiation of Government Contracts.

        2.20     Insurance. Section 2.20 of the Company Disclosure Letter lists all insurance policies (including fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies) and/or fidelity bonds covering the assets, business, equipment, properties, operations, and Employees (collectively, the "Insurance Policies") maintained by the Company and its subsidiaries and includes for each such Insurance Policy, the amount of the annual premium and the maximum coverage amounts per incident and per year. Each of Company and each subsidiary has furnished or made available to Parent true, correct and complete copies of all Insurance Policies. There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and to the knowledge of the Company the Company and each of its subsidiaries, as the case may be, is otherwise in compliance with the terms of such Insurance Policies. The Company has not made any untrue statement about itself or its business in any application for insurance. To the knowledge of the Company all Insurance Policies remain in full force and effect, and neither the Company nor any of its subsidiaries has knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policies.

        2.21     Customers and Suppliers; Sales.

    (a)     Section 2.21(a) of the Company Disclosure Letter sets forth a list of the Company's top twenty customers and suppliers, as measured by the dollar volume of business done individually with such customers and suppliers during the nine months ended September 30, 2006 and during the fiscal year ended December 31, 2005. Except as set forth in Section 2.21(a) of the Company Disclosure Letter, there has not been any material change in the business relations of the Company and its subsidiaries with any such customers or suppliers. Except as set forth in Section 2.21(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has received notice, written or otherwise, from any customer or supplier of the Company or any of its subsidiaries that said customer or supplier intends to terminate or materially change or modify, to the detriment of the Company or the applicable subsidiary, its business relationship with the Company or such subsidiary. Except as set forth in Section 2.21(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries have entered into any Contract or arrangement pursuant to which any other party is granted discounts, price protection or price reductions with respect to the sale of any of the Company Products or any similar term with the goal of the same.

    (b)     The backlog of the Company and its subsidiaries, compiled in the ordinary course of business consistent with past practice, as of November 30, 2006 for all accepted and unfulfilled orders for the sale of Company Products is set forth in Section 2.21(b) of the Company Disclosure Letter. Company Products have not been sold on a "sale on approval" basis, and there is no general understanding that merchandise in a material amount, in the aggregate, in the hands of any customer or customers would be returnable to Seller. Seller is not aware of any reason for the future returns experience of the Company and its subsidiaries to be materially different from prior experiences.

    (c)     Neither the Company nor any of its subsidiaries has sold or supplied any equipment, goods, material or systems which, to the knowledge of the Company, were defective in any material respect or which do not comply in all material respects with all warranties expressly or impliedly made by the Company. No recall or post-sale notice or warning is pending or, to the knowledge of the Company, threatened in connection with any Company Product and, to the knowledge of the Company, no basis exists for such a recall, notice or warning. With respect to the business of the Company and its subsidiaries, except as set forth in Section 2.21(c) of the Company Disclosure Letter, the Company Products are

manufactured by the Company and/or its subsidiaries pursuant to the design specifications of the customers of the Company.

        2.22     Pre-Bankruptcy Liabilities. Except as set forth in Section 2.22 of the Company Disclosure Letter, the Company and its subsidiaries are not subject to or bound by, nor are the assets or properties of the Company and its subsidiaries subject to, any Liabilities or obligations that are material to the Company and arose, were incurred or were imposed prior to the effective date of the Company's Modified Second Amended Plan of Reorganization, dated as of January 14, 2004 and confirmed by the Bankruptcy Court of the Southern District of Florida.

        2.23     Inventory. All items included in the inventory of the Company or any subsidiary are of a good and merchantable quality, or are suitable and usable for the manufacture of merchantable Company Products, and consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of the Company and its subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or the Interim Balance Sheet or on the books and records of the Company and its subsidiaries as of the Closing Date, as the case may be. Except as set forth in Section 2.23 of the Company Disclosure Letter, neither the Company nor any subsidiary is in possession of any inventory not owned by it, including goods already sold. Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase. Work-in-process inventories are now valued, and will be valued on the Closing Date, according to GAAP.

        2.24     Opinion of Financial Advisor. The Company has received the written opinion of its independent financial advisor that as of the date of this Agreement, the Per Share Merger Consideration is fair to the stockholders of the Company from a financial point of view, a signed copy of such opinion of which has been furnished to Parent.

        2.25     Board Approval. The full Board, by resolutions duly adopted (and not thereafter modified or rescinded) as of the date of this Agreement, has unanimously (a) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved, subject to Company Stockholder Approval of this Agreement, the Transactions, and (c) directed that adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that the stockholders of the Company adopt this Agreement.

        2.26     State Takeover Statutes. The Board has approved the Merger and this Agreement and taken all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Transactions, the "control-share acquisition" provisions of the Florida Business Corporation Act. No other state takeover statute or similar statute or regulation or anti-takeover provision in the Company Charter Documents applies to, purports to apply or at the Effective Time will be applicable to the Merger, this Agreement or the Transactions.

        2.27     Interested Party Transactions. Except as disclosed in the Company's definitive proxy statements included in the SEC Reports, since December 31, 2004, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as follows (such representations and warranties of Merger Sub to be true, correct and complete as of the date that Merger Sub executes and delivers the Agreement to the Company):

        3.1     Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and Florida, respectively, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. , except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

        3.2     Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Articles of Merger as required by the Florida Business Corporation Act). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        3.3     No Conflict; Required Filings and Consents.

    (a)     The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement and consummation of the Transactions by Parent and Merger Sub will not, (i) conflict with or violate Parent's or Merger Sub's certificate or articles of incorporation or bylaws, each as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or Merger Sub or by which their properties are bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or Merger Sub's rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, prevent or delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

    (b)     The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement and consummation of the Transactions by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements under the HSR Act, and the filing and recordation of the Articles of Merger as required by the Florida Business Corporation Act. To obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement.

        3.4     Proxy Statement. None of the information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.

        3.5     Sufficient Funds. Parent has, and at all times will continue to have, sufficient funds available to pay the Merger Consideration (including the consideration payable pursuant to Section 1.6(d)) and to perform its other obligations pursuant to this Agreement. Parent has identified on Schedule 3.5 to this Agreement the source of funds to be used for the Merger Consideration, and no financing approvals or consents are needed with respect to the availability of such funds for the purposes intended therefore pursuant to this Agreement.

        3.6     No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

        3.7     Advisors' and Brokers' Fees. Except for City Securities, no broker, investment banker, finder or financial advisor has been retained by, or is authorized to act on behalf of Parent or Merger Sub, and is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

        3.8     No Share Ownership. As of the date of this Agreement, neither Parent nor Merger Sub beneficially owns (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Common Stock.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1     Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld, delayed or conditioned), use reasonable best efforts to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable material Legal Requirements, (ii) except as may otherwise be set forth on Section 4.1 of the Company Disclosure Letter, pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes), (iii) pay or perform other material obligations when due (subject to good faith disputes over such payments or performance), (iv) assure that each of its material Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, (ii) maintain each of its leased premises in accordance with the terms of the applicable lease in all material respects, (iii) preserve intact its present business organization, (iv) keep available the services of its key Employees, and (v) preserve its existing relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings that are significant to the Company's business. In addition, the Company shall promptly notify Parent of any event involving its or its subsidiaries' businesses or operations occurring outside the ordinary course of business which could reasonably be expected to result in a Material Adverse Effect on the Company.

        In addition, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), except as contemplated or required by this Agreement and except as provided in Section 4.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

    (a)     Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any Company Stock Options or other rights granted under any Company Stock Plan or the vesting of the securities purchased or purchasable under such Company Stock Options or other rights or the vesting schedule or repurchase rights applicable to any Unvested Shares;

    (b)     Amend or change any other terms of Company Stock Options or Unvested Shares or other rights granted under the Company Stock Plans;

    (c)     Authorize cash payments in exchange for any Company Stock Options or other rights granted under Company Stock Plans or the securities purchased or purchasable under such Company Stock Options or rights;

    (d)     Grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for the granting of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Employee except pursuant to written agreements, policies or plans outstanding on the date hereof and identified in the Company Disclosure Letter, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;

    (e)     Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property, in each case other than in the ordinary course of business and consistent with past practice, or transfer or license from any person or entity any Intellectual Property other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company (i) license, on an exclusive basis, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell or transfer the ownership of, any Company Intellectual Property; or (ii) enter into any Contract (A) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (B) requiring the Company to use its "best efforts", (C) limiting the right of the Company to engage in any line of business or to compete with any person, or (D) not otherwise in compliance with Section 4.1(f);

    (f)     Enter into any Contract (other than sales orders in the ordinary course of business in accordance with past practice) (i) requiring the Company to pay in excess of, or requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such Contracts in excess of, $100,000 individually, except for purchase orders to purchase materials necessary to fulfill non-cancelable customer orders, or (ii) requiring the Company to (A) provide a minimum amount of products or services with commitments over the life of such Contract in excess of $2 million, or (B) provide products or services at a later date at a fixed price obligating the Company to provide such products or services at such fixed price for a period of more than 12 months (except as set forth on Section 4.1(f) of the Company Disclosure Letter);

    (g)     Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (h)     Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of Unvested Shares at or below cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Per Share Merger Consideration;

    (i)     Except as set forth in Section 4.1(i) of the Company Disclosure Letter (provided that in no event shall the Company grant "below market options" as contemplated by Section 409A of the Code), issue, deliver, sell, purchase, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement;

    (j)     Cause, permit or submit to a vote of the Company's stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

    (k)     Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

    (l)     Except as set forth in Section 4.1(l) of the Company Disclosure Letter, sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets, except for the sales of inventory in the ordinary course of business consistent with past practice;

    (m)     Except as set forth in Section 4.1(m) of the Company Disclosure Letter, make any loan, advance (other than business expense advances to Employees in the ordinary course of business consistent with past practice) or capital contribution to, or investment in, any person (other than investments in and capital contributions to any subsidiary that is directly or indirectly wholly-owned by the Company for the primary purpose of employing persons in a foreign country), incur any indebtedness for borrowed money (other than indebtedness for borrowed money under the Company Contracts listed in Section 2.19(a)(v) of the Company Disclosure Letter and incurred in the ordinary course of business consistent with past practice) or guarantee any such indebtedness or the indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition, forgive or discharge in whole or in part any outstanding loans for borrowed money, modify any loan for borrowed money previously granted, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in connection with the financing of ordinary course trade payables consistent with past practice;

    (n)     Except as set forth in Section 4.1(n) of the Company Disclosure Letter, adopt, terminate or amend any Company Employee Plan or enter into any Company Employee Plan, or amend any compensation, bonus, commission, insurance coverage (except as contemplated by this Agreement), benefit, entitlement, grant or award provided or made under any Company Employee Plan; or enter into any collective bargaining agreement; pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise); increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees; pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan; or add any new members to the Board;

    (o)     (i) Pay, discharge, settle or satisfy any Liabilities which are individually or in the aggregate material to the Company, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected in the Interim Balance Sheet or incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices, set forth on Section 2.8 of the Company Disclosure Letter or pursuant to Contracts furnished to Parent, or (ii) waive the benefits of, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any material Contract to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

    (p)     (i) Enter into (unless otherwise not prohibited by this Section 4.1), modify or amend (unless such amendment, if it were a new Contract, would otherwise not be prohibited by this Section 4.1), or terminate any Contract of a nature required to be listed as a Company Contract in the Company Disclosure Letter or waive, delay the exercise of, release or assign any material rights or claims thereunder, or (ii) enter into or amend any Contract pursuant to which any other party is granted exclusive rights or "most favored party" rights of any type or scope with respect to any of the Company Products, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Parent's business activities or the effect of which would be to grant to a third party following the Merger the actual or potential right to license any Intellectual Property owned by Parent or its subsidiaries (other than, with respect to subsidiaries, the Surviving Corporation);

    (q)     Enter into, modify or amend any Contract or arrangement pursuant to which any other party is granted discounts, price protection or price reductions with respect to the sale of any of the Company Products;

    (r)     Except as required by GAAP or SEC rules and regulations, revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices;

    (s)     Enter into, renew or materially modify any Contract relating to the distribution, sale, license or marketing by third parties of the Company Products, other than (i) renewals of existing Contracts on a nonexclusive basis or modifications in connection with renewals of existing Contracts on a nonexclusive basis, or (ii) new nonexclusive Contracts, either of which can be terminated without penalty upon notice of 60 days or less, and are otherwise in compliance with this Section 4.1;

    (t)     Make or change any material Tax election or Tax accounting method that is reasonably likely to adversely affect in any material respect the Tax attributes or Tax liabilities of the Company, enter into any Tax sharing or similar agreement, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

    (u)     Other than taking any action permitted by Section 5.4(d), engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Transactions;

    (v)     Except as set forth in Section 4.1(v) of the Company Disclosure Letter, (i) hire any officers, consultants, independent contractors or employees (except that in the event an employee is terminated pursuant to clause (ii) hereof or voluntarily terminates, including by death or disability, his or her employment, a replacement may be engaged to fill such terminated employee's position, provided (A) any consideration payable for services rendered by such replacement is of a kind and amount not otherwise prohibited by this Section 4.1 and substantially similar in kind and amount to the consideration paid for such terminated employee, and (B) any arrangement with any such replacement shall be terminable, at the sole option of Parent, without payment or penalty at the Effective Time), or enter into, or amend or extend the term of, any employment or consulting agreement with any Employee, or (ii) terminate any Employee (except for termination for cause), or take any action that would allow any Employee to claim a constructive termination or termination for "good reason";

    (w)     Except for payments arising directly out of the Transactions, make any individual payment in excess of $25,000, or aggregate payments in excess of $150,000, outside of the ordinary course of business other than pursuant to Contracts existing on the date hereof and made available to Parent prior to the date hereof;

    (x)     Commence any litigation or settle any threatened or pending litigation for an amount in excess of $50,000 (other than any litigation to enforce any of its rights under this Agreement);

    (y)     Adopt, implement or amend any stockholder rights plan, "poison pill" anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its affiliates or the transactions contemplated by this Agreement;

    (z)     Take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, other than the termination of this Agreement pursuant to Article VII or actions to enforce its rights under this Agreement;

    (aa)     Make any capital expenditures, capital additions, capital improvements or other expenditures in excess of $200,000 individually or $1 million in the aggregate;

    (bb)     Materially change the amount of any insurance coverage;

    (cc)     Fail to timely file any of the forms, reports and documents required to be filed with the SEC;

    (dd)     Materially change the manner in which it extends warranties or credits to customers;

    (ee)     Accelerate the delivery or sale of products or agree to premiums on the purchase of raw materials except in the ordinary course of business consistent with prior practice;

    (ff)     Enter into any Contract or transaction in which any officer, director, employee, agent or stockholder of the Company or any of its subsidiaries (or any member of their families) has an interest under circumstances that, if entered immediately prior to the date of this Agreement, would require that such Contract be listed on Section 2.11(b)(i) of the Company Disclosure Letter; or

    (gg)     Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(dd), or any action which would reasonably be expected to make any of the Company's representations or warranties contained in this Agreement untrue or incorrect such that the conditions set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1     Proxy Statement.

    (a)     As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and file with the SEC, the Proxy Statement and this Agreement and subject to Section 5.4 seek to obtain the Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent as, in the reasonable judgment of Parent, the Company or their respective counsel, may be required under the Exchange Act and SEC rules and regulations for inclusion in the Proxy Statement, or in any amendments or supplements thereto. As promptly as practicable following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company and Parent will use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 5.1 also include Parent's counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.

    (b)     The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC's intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any such other filing. The Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response all comments reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other Governmental Entity, and/or mailing to the stockholders of the Company, such amendment or supplement.

        5.2     Meeting of Company Stockholders.

    (a)     Promptly after the date hereof, the Company shall take all action necessary in accordance with the Florida Business Corporation Act and the Company Charter Documents to convene an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement (the "Stockholders' Meeting"), to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the Proxy Statement is cleared by the SEC (or if no SEC comments are received on or prior to the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, within 65 days after such initial filing). Subject to Section 5.4(d), the Company shall use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and shall take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the Florida Business Corporation Act to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company's stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders' Meeting. The Company shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders' Meeting are solicited, in compliance with the Florida Business Corporation Act, the Company Charter Documents and all other applicable Legal Requirements.

    (b)     Subject to the terms of Section 5.4(d): (i) the Board shall unanimously recommend that the Company's stockholders vote in favor of the adoption of this Agreement at the Stockholders' Meeting; (ii) the Proxy Statement shall include (A) the fairness opinion referred to in Section 2.24 and (B) a statement to the effect that the Board has unanimously recommended that the Company's stockholders vote in favor of the adoption of this Agreement at the Stockholders' Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Company's stockholders vote in favor of the adoption of this Agreement. Nothing in this Agreement shall prohibit the Board or any director from fulfilling its fiduciary duties including the duty of candor or disclosure to the Company's stockholders under applicable law. For purposes of this Agreement, said recommendation of the Board shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

        5.3     Confidentiality; Access to Information.

    (a)     The parties acknowledge that Parent and the Company have previously executed a letter agreement, dated as of June 1, 2006 as amended by the Amendment executed by Parent on October 17, 2006 and by the Company on October 19, 2006 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, other than those provisions of the Confidentiality Agreement, which are superseded by Section 5.4.

    (b)     The Company shall afford Parent and its accountants, counsel, advisors and other representatives reasonable access, subject to Legal Requirements and in a manner so as not to interfere with the normal business operations of the Company, during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request.

    (c)     No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

        5.4     No Solicitation.

    (a)     No Solicitation. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, the Company and its subsidiaries shall not, nor shall they authorize or permit any of their respective officers and directors (or affiliates of any of such officers or directors), affiliates, or employees or any investment banker, attorney, accountant or other advisor or representative retained by the Company or any subsidiaries (collectively, "Representatives") to directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.4(g)(i)) with respect to the Company or any subsidiary, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or any subsidiary, (iii) engage in discussions with any person with respect to any Acquisition Proposal with respect to the Company or any subsidiary, except as to the existence of these provisions and to the extent specifically permitted pursuant to Section 5.4(d), (iv) approve, endorse or recommend any Acquisition Proposal with respect to the Company or any subsidiary (except to the extent specifically permitted pursuant to Section 5.4(d)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to the Company or any subsidiary. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

    (b)     Notification of Unsolicited Acquisition Proposals.

    (i)     As promptly as practicable (but in no event more than 48 hours) after the first officer or director of the Company becomes aware of the receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Board reasonably believes would lead to an Acquisition Proposal, the Company shall provide to Parent oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide to Parent as promptly as practicable (but in no event more than 48 hours thereafter) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry (to the extent such nonpublic information has not been previously so furnished).

    (ii)     The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting at which the Board is reasonably expected to consider any Acquisition Proposal.

    (c)     Superior Offers. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company or any subsidiary receives an unsolicited, bona fide written Acquisition Proposal from a third party that the Board has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), is, or is reasonably expected to result in, a Superior Offer (as defined in Section 5.4(g)(ii)), the

Company and its Representatives on behalf of the Company may then take the following actions (but only if and to the extent that the Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary duties to the Company's stockholders under applicable law):

    (i)     Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive to such third party as the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

    (ii)     Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions and negotiations with such third party, the Company gives Parent written notice of the Company's intention to enter into discussions and negotiations with such third party.

    (d)     Changes of Recommendation. In response to the receipt of a Superior Offer, the Board may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Merger, recommend a Superior Offer and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (vi) are met:

    (i)     A Superior Offer with respect to the Company has been made and has not been withdrawn;

    (ii)     The Stockholders' Meeting has not occurred;

    (iii)     The Company shall have (A) provided to Parent written notice which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that the Board intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of all written materials delivered to the person or group making the Superior Offer in connection with such Superior Offer, and (C) made available to Parent all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer (unless such materials have been previously provided);

    (iv)     The Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company's stockholders under applicable law;

    (v)     Parent shall not have, within three (3) days of Parent's receipt of the notice referred to in Section 5.4(d)(iii), made an offer that the Board by a majority vote determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable, from a financial point of view, to the Company's stockholders as such Superior Offer (it being agreed that (A) the Board shall convene a meeting to consider any such offer by Parent promptly following receipt thereof, (B) that the Board will not withhold, withdraw, amend or modify its recommendation to the Company's stockholders in favor of the adoption of this Agreement for three (3) days after receipt by Parent of the notice referred to in Section 5.4(d)(iii), and (C) any change to the financial or other material terms of such Superior Offer shall require a new notice pursuant to Section 5.4(d)(iii) and a new three (3) day period under this Section 5.4(d)(v).

    (vi)     It shall not have breached any of the provisions set forth in this Section 5.4.

    (e)     Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement (but subject to the Company's right to terminate this Agreement pursuant to Section 7.1(e)), the obligation of the Company to call, give notice of, convene and hold the Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Prior to the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

    (f)     Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Board from taking any action necessary to comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or from making any other disclosure if in the good faith judgment of the Board, after consultation and written advice of its legal counsel, failure to do so would result in a violation of law, provided, however, that the content of any such disclosure shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.4(d).

    (g)     Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

    (i)     "Acquisition Proposal," shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of the Company any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of the Company (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

    (ii)     "Superior Offer," shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board has in good faith concluded (after consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger and for which financing, to the extent required, is then committed or, in the good faith judgment of the Board, such financing is reasonably capable of being consummated.

        5.5     Public Disclosure.

    (a)     Unless otherwise required by law, Parent and Merger Sub, on the one hand, and Company on the other hand, shall, to the extent reasonably practicable, consult with each other, and give each other reasonable opportunity to review and consent, before issuing any press release or other public statements with respect to this Agreement, the Merger and the Transactions. The parties have agreed to the text of the joint press release announcing the signing of this Agreement, to be substantially in the form as noted on Exhibit C.

    (b)     The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company's earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation, except, in exigent circumstances, as may be required by law or any quotation requirement of the OTCBB, in which case reasonable efforts to consult with Parent will be made prior to such release or public statement.

        5.6     Reasonable Efforts; Notification.

    (a)     Other than taking any action permitted by Section 5.4(d) and subject to the limitations set forth in Section 5.9, upon the terms and subject to the conditions set forth in this Agreement each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments not inconsistent with the terms of this Agreement reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use commercially reasonable efforts to ensure that the Transactions may be consummated in the most expeditious manner promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

    (b)     The Company and Parent shall give prompt notice (but in no event more than 48 hours) to the other upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent will notify the other of any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to the consummation of the Merger.

        5.7     Third Party Consents and Notices.

    (a)     As soon as practicable following the date hereof, the Company shall use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective material Contracts required to be obtained in connection with the consummation of the Transactions, including those set forth on Section 5.7 of the Company Disclosure Letter.

    (b)     As soon as practicable following the date hereof, the Company shall deliver any notices required under any of its or its subsidiaries' respective material Contracts that are required to be provided in connection with the consummation of the Transactions.

    (c)     The Company shall give all notices and other information required to be given to the Employees, any collective bargaining unit representing any group of Employees, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable law in connection with the transactions contemplated by this Agreement.

        5.8     Director's and Officer's Insurance and Indemnification.

    (a)     All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers, Employees and agents of the Company and any subsidiary ("Indemnified Parties") under the provisions existing on the date of this Agreement in the Company's Charter Documents shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the Transactions), survive the Effective Time, and, as of the Effective Time, the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties or individuals who, immediately prior to the Effective Time, were Employees or agents of the Company, unless such modification is required by applicable law.

    (b)     Prior to Closing, the Company shall purchase "tail" insurance coverage covering a period of six (6) years after the Effective Time, at a cost no greater than $295,000, that provides coverage, to officers and directors of the Company immediately before the Effective Time, at least equal to existing insurance policies and containing terms and conditions which are no less advantageous to former officers and directors of the Company. The insurance purchased pursuant to this Section 5.8(b) shall be prepaid in its entirety at the Effective Time and non-cancellable by Parent or Surviving Corporation and evidence of such insurance will be delivered by the Company at Closing.

        5.9     Regulatory Filings.

    (a)     Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals of Governmental Entities required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable, make any initial filings required under the HSR Act, and as promptly as practicable make any other additional filings required by any other applicable Antitrust Laws (as hereinafter defined). The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Law; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

    (b)     Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.9(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

    (c)     Each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as practicable after the execution of this Agreement. Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any "second request" for information pursuant to the Antitrust Laws.

    (d)     Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) Parent shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture. "Divestiture" shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company, (B) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the Company's business or own such assets, or (C) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock.

    (e)     Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party's right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied with its obligations under this Section 5.9.

        5.10     Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, for purposes of this Section 5.10, the "Company Employee Plans"). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to advance review and approval of Parent (which approval shall not be unreasonably withheld or delayed). The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

        5.11     Employee Benefits. As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its subsidiaries who remain employed after the Effective Time (each, a "Transferred Company Employee" and collectively, the "Transferred Company Employees") with similar types and levels of employee benefits as those provided to similarly situated employees of Parent; provided that nothing herein shall preclude Parent from maintaining one or more of the Company's benefit plans and programs for a transition period following the Effective Time. Parent shall treat and cause its applicable benefit plans to treat the service of Transferred Company Employees with the Company or any subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting in Parent benefit plans, including applicability of minimum waiting periods for participation. Parent shall use commercially reasonable efforts to provide that no Transferred Company Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plan shall be excluded from the Parent's group plan (unless covered under one of the Company's group health plans), or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation; provided that such Transferred Employees meet applicable at work requirements as of the Effective Time. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit inconsistent with the terms of Parent benefit plans or under circumstances in which such coverage, benefits or credit would result in a duplication of benefits.

        5.12     Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. "Section 16 Information" shall mean information regarding the Company Insiders (as defined below), the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into cash in connection with the Merger. "Company

Insiders" shall mean those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

        5.13     Cash Deposit by Parent. Concurrent with (and contingent upon) the Closing of the Merger, and subject to the terms and conditions of this Agreement, Parent shall deposit with the Company a sufficient amount in cash to be applied to (i) purchase and extinguish all of the outstanding Company Bonds (as hereinafter defined), (ii) repay in full and extinguish the Company's revolving credit facility, (c) satisfy and extinguish all severance, change in control and other employment termination-related obligations, but not more than $1,100,000 for these items, and (iii) pay for reasonable fees and expenses incurred by the Company and any subsidiary in connection with or arising out of this Agreement and the consummation of the Merger and other transactions contemplated hereby, including, without limitation, all obligations of the Company and any subsidiary to its legal counsel, financial advisors, agents engaged in connection with the tender offer for Company Bonds (including any information agent, dealer/manager and depositary agent) and accountants, but not more than $1,700,000. Notwithstanding (i) above, nothing in this Agreement shall be construed as a prohibition against Parent making permissible purchases of the Company Bonds in open-market transactions in accordance with applicable laws. At the Closing, and in Parent's sole discretion, Parent may pay all, some or none of the forgoing amounts directly to the counterparty of such Liability.

        5.14     Debt Tender Offer.

    (a)     As soon as practicable on or about December 22, 2006 (or such other time as may be decided by the Company and Parent), the Company shall launch a cash tender offer (the "Debt Tender Offer") at least twenty business days prior to the Closing Date for at least 97% of the outstanding Senior Secured Notes due February 3, 2009 of the Company (the "Company Bonds"), on the terms and conditions set forth on Section 5.14 of the Company Disclosure Letter. Such Debt Tender Offer shall be conducted in accordance with all applicable rules and regulations of the SEC and other applicable Legal Requirements.

    (b)     Promptly after the date of this Agreement, the Company shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offer, including the offer to purchase, letters of transmittal and other related documents (collectively, the "Offer Documents"), and such Offer Documents shall comply as to form and substance with applicable Legal Requirements, including but not limited to the requirements under the Exchange Act. Parent shall cooperate with the Company as, in the reasonable judgment of Parent, the Company or their respective counsel, may be necessary or appropriate for the preparation of the Offer Documents such that the Debt Tender Offer can commence at least twenty business days prior to the Closing Date. The Offer Documents shall be subject to the prior review and consent of Parent, which consent may not be unreasonably withheld.

    (e)     If at any time prior to the Effective Time, any information relating to the Company or any of its subsidiaries, affiliates, officers or directors, which if not set forth in an amendment or supplement to the documents mailed to holders in respect of the Debt Tender Offer would reasonably be expected to cause such documents to include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, should be discovered by the Company, any Employee or advisor to the Company, the Company shall promptly notify Parent and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared and, if required, filed with the SEC and/or disseminated to the holders of the Company Bonds.

ARTICLE VI
CONDITIONS TO THE MERGER

        6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

    (a)     Company Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote under applicable law by the stockholders of the Company.

    (b)     No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (c)     Governmental Approvals. All applicable waiting periods under the HSR Act and under any applicable material or other Antitrust Laws shall have expired or been terminated, and if the SEC shall have reviewed and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.

        6.2     Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

    (a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement which are qualified by materiality or Material Adverse Effect or words of similar effect shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date and for changes contemplated by this Agreement), and the representations and warranties of Parent and Merger Sub in this Agreement which are not so qualified shall be true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

    (b)     Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this

Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        6.3     Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

    (a)     Representations and Warranties; Disclosures. The representations and warranties of the Company in this Agreement and the disclosures in the Company Disclosure Letter which are qualified by materiality or Material Adverse Effect or words of similar effect shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date as though such representations, warranties and disclosures were made on and as of such date, subject to Section 4.1 hereunder (except for representations, warranties and disclosures which address matters only as to a specified date, which representations, warranties and disclosures shall be true and correct with respect to such specified date and for changes contemplated by this Agreement), and the representations and warranties of the Company in this Agreement and disclosures in the Company Disclosure Letter which are not so qualified shall be true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date as though such representations, warranties and disclosures were made on and as of such date, subject to Section 4.1 hereunder (except for representations, warranties and disclosures which address matters only as to a specified date, which representations, warranties and disclosures shall be true and correct with respect to such specified date). Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

    (b)     Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

    (c)     Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

        6.4     Dissenting Shares. Holders of Company Common Stock holding no more than five percent (5%) of the outstanding Company Common Stock shall have perfected their dissenter's rights under the Florida Business Corporation Act and be Dissenting Shares.

        6.5     Company Bonds Irrevocably Tendered. Holders of the outstanding Company Bonds shall have irrevocably tendered to a paying agent or escrow agent for cancellation, together with such Bond Tender Documents as may be required (each duly completed and validly executed), at least 97%

of the outstanding Company Bonds, with each such holder of Company Bonds entitled to receive in exchange therefor an amount in cash equal to $0.875 for each $1.00 of principal of the Company Bonds held by such holder plus accrued interest thereon through the Closing date.

        6.6     Third-Party Obligations. At Closing, after giving effect to the Company's receipt of the cash deposit described in Section 5.13:

    (a)     There shall be no more than 3% of the Company Bonds outstanding, excluding Company Bonds irrevocably tendered to a paying agent or depositary agent for which the only act necessary to give effect to the cancellation of, and extinguishment of all obligations represented by such Company Bonds is delivery of the appropriate payment amount in cash by the Company (or on behalf of the Company) to such paying agent or depositary agent;

    (b)     The Company and any subsidiary shall have no indebtedness for borrowed money from a person that is not the Company (or a subsidiary of the Company, if any) other than (i) amounts borrowed under the Loan and Security Agreement dated February 3, 2004, (ii) amounts represented by up to 3% of the Company Bonds and (iii) amounts borrowed or owed in connection with the mortgages and liens on the Company's real property located in Tampa, Florida, not to exceed $2,937,422.56, Gaylord, Michigan, not to exceed $69,469.61, and the Contract for Deed pertaining to the Hibbing, Minnesota location, not to exceed $179,668.00; and

    (c)     The Company's and any subsidiary's obligations for fees and expenses incurred in connection with or arising out of this Agreement and the consummation of the Merger and other transactions contemplated hereby, including, without limitation, all obligations of the Company and its subsidiaries to their legal counsel, financial advisors and accountants, shall have been paid in full and extinguished, and each such legal counsel, financial advisor, accountant and other agent and representative shall have delivered at Closing to Parent, a release evidencing that no liability or obligation to any of such legal counsel, financial advisor, agent or representative for any such fees or expenses exists as of the Closing.

Parent shall have received evidence in form and substance reasonably satisfactory to Parent demonstrating the satisfaction of the conditions of this Section 6.6.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

    (a)     by mutual written consent of the Company and Parent, in each case as authorized by their respective Board of Directors,

    (b)     by either the Company or Parent if the Effective Time shall not have occurred on or before March 31, 2007 (the "End Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of a material obligation required to be performed by such party under this Agreement at or prior to the Effective Time;

    (c)     by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

    (d)     by either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders' Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

    (e)     by the Company, upon approval of the Board, if (i) the Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of receipt of a Superior Offer, a Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company's stockholders under applicable law, (ii) immediately following such termination the Company pays the Termination Fee and Expenses (each as defined below) to Parent, the Company enters into a definitive agreement with respect to a Superior Offer and immediately prior to such termination, such definitive agreement was capable of acceptance, and (iii) it has complied with its obligations under Section 5.4 in all material respects; provided, however, that any termination of this Agreement pursuant to this Section 7.1(e) shall not be effective until the Company has made full payment of the Termination Fee and Expenses.

    (f)     by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent's representations and warranties or breach of a covenant or agreement by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for 30 days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Parent is cured during such 30-day period);

    (g)     by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company's representations and warranties or breach of a covenant or agreement by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by the Company is cured during such 30-day period);

    (h)     by Parent, upon the failure of the Company or any Representative to comply with the provisions of Section 5.4 in all material respects (other than breaches which are cured within three (3) business days after notice from Parent);

    (i)     by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; or

    (j)     by Parent, if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have withdrawn or withheld, or shall have amended, changed, qualified or modified in a manner adverse to Parent the Board's or committee's unanimous recommendation in favor of the adoption of this Agreement or the Merger or the approval of the Transactions (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period, as defined below, shall be considered an adverse modification); (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Company Common Stock vote in favor of the adoption of this Agreement; (iii) the Board or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days (such ten (10) business day period, the "Acquisition Proposal Assessment Period") after such tender or exchange offer is first published sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer; or (vi) the Board shall have failed to reaffirm its approval or recommendation of this Agreement as promptly as practicable (but in any event within ten (10) days) after receipt of a written request to do so from Parent..

        7.2     Notice of Termination; Effect of Termination. Any termination of this Agreement under and in accordance with Section 7.1 will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, 30 days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms, as such terms are modified by Section 5.3(a).

        7.3     Fees and Expenses.

    (a)     General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

    (b) Company Payments.

    (i)     If this Agreement is terminated by Parent pursuant to Section 7.1(j) by reason of the occurrence of a Triggering Event, the Company shall reimburse Parent for all of the out-of-pocket expenses of Parent and Merger Sub (including printing fees, filing fees and expenses of their legal, financial and other advisors) related to the Transactions, Merger and this Agreement, up to a maximum of Three Hundred Fifty Thousand Dollars ($350,000) (collectively, the "Expenses") and pay Parent a termination fee in an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the "Termination Fee"), in each case in immediately available funds, within two (2) business days thereafter,.

    (ii)     The Company shall pay to Parent in immediately available funds, concurrent with the termination by the Company of this Agreement pursuant to Section 7.1(e), an amount equal to the Termination Fee and Expenses.

    (iii)     The Company shall pay to Parent in immediately available funds, within one (1) business day after the occurrence of the events stipulated in paragraphs (A) or (B) below, as the case may be, an amount equal to the Termination Fee and Expenses, if this Agreement is terminated by Parent pursuant to Section 7.1(b) or Section 7.1(d) and any of the following shall occur:

    (A)     if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) days prior to the earlier to occur of the End Date or the Stockholders' Meeting, as applicable, and within 12 months following the termination of this Agreement any Company Acquisition (as defined below) is consummated; or

    (B)     if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) days prior to the earlier to occur of the End Date or the Stockholders' Meeting, as applicable, and within 12 months following the termination of this Agreement the Company enters into a letter of intent or similar document or any Contract providing for any Company Acquisition.

    (iv)     The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any intentional or willful breach of or any intentional misrepresentation in this Agreement.

    (v)     Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby expressly acknowledges and hereby agrees that, with respect to any termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee and Expenses are payable pursuant to this Section 7.3(b), payment of the Termination Fee and Expenses shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or its assets, or against any Employees or stockholders of the Company, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee and Expenses are payable pursuant to this Section 7.3(b), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement. Except for nonpayment of the Termination Fee and Expenses pursuant to this Section 7.3(b), the parties agree that, upon any termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee and Expenses payable pursuant to this Section 7.3(b), in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any subsidiaries of the Company or any of their respective assets, or against any of their respective directors, officers, Employees or stockholders for any such termination of this Agreement, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages, for any such termination of this

Agreement. Notwithstanding the foregoing, payment of the Termination Fee and Expenses pursuant to this Section 7.3(b) shall not constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any Employees or stockholders of the Company, with respect to any such termination of this Agreement based upon the willful or intentional breach or intentional misrepresentation of any representations, warranties or covenants of the Company in this Agreement, and shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon the willful or intentional breach or intentional misrepresentation of any of the representations, warranties or covenants of the Company in this Agreement.

    (vi)     For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (B) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

    (vii)     For purposes of this Section 7.3, this Agreement shall be deemed terminated by Parent pursuant to a provision giving rise to the obligation to pay the Termination Fee and Expenses if at the time of any termination hereunder Parent was so entitled to terminate this Agreement pursuant to such provision; provided that solely for the avoidance of doubt, the Company shall not be required to pay the Termination Fee and Expenses pursuant to more than one clause of this Section 7.3.

        7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

        7.5     Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that any condition set forth in Section 6.1(a) may not be waived without the express written consent of Parent and the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

        8.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate and be of no further force or effect at, and as of, the Effective Time or upon termination and abandonment of this Agreement pursuant to Section 7.1 of this Agreement, and only the covenants and agreements of the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time including, but not limited to, Sections 1.6, 1.7, 1.8 and 5.8. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

        8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Parent or Merger Sub, to:

Kimball Electronics Manufacturing, Inc.
1600 Royal Street
Jasper, Indiana 47549
Attention: General Counsel
Telephone No.: (812) 482-1600
Telecopy No.: (812) 634-4330

with a copy to:

Squire, Sanders & Dempsey L.L.P.
312 Walnut Street, 35th Floor
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon, Esq.
Telephone No.: (513) 361-1200
Telecopy No.: (513) 361-1201

with a duplicate copy to:

Squire, Sanders & Dempsey L.L.P.
One Tampa City Center
201 N. Franklin Street, Ste 2100
Tampa, Florida 33602
Attention: Joseph D. Edwards, Esq.
Telephone No.: (813) 202-1300
Telecopy No.: (813) 202-1313

    (b) if to the Company, to:

Reptron Electronics, Inc.
13700 Reptron Blvd
Tampa, Florida 33626
Attention: Paul J. Plante
Telephone No.: (813) 854-2000
Telecopy No.: (813) 814-5292

with a copy to:

Schwabe, Williamson & Wyatt, P.C.
1211 SW 5th Avenue, Suites 1500-1900
Portland, Oregon 97204
Attention: A. Jeffery Bird, Esq.
Telephone No.: (503) 222-9981
Telecopy No.: (503) 796-2900

        8.3     Interpretation; Knowledge.

    (a)     When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section, respectively, of this Agreement unless otherwise indicated. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." As used herein, an item shall be deemed to have been "furnished" to Parent if such item has been sent to Parent or its representatives, provided to Parent or its representatives or made available to Parent or its representatives for review, in a data room, in connection with Parent's due diligence review or otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law, such reference is to such law, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise.

    (b)     For purposes of this Agreement, the term "knowledge" means (i) with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter; provided that with respect to any executive officer, such executive officer shall have made reasonable inquiry of the Employees responsible for such matter in question; and provided, further, that if any executive officer does not make such reasonable inquiry, then such executive officer shall be deemed to have actual knowledge of those facts or matters that such executive officer would have had, had he or she made such inquiry.

    (c)     For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with any entity (including, but not limited to, the Company and/or any subsidiary), means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that has, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), capitalization, financial condition, or results of operations of such entity and its subsidiaries taken as a whole, or the ability of such entity to perform its obligations under this Agreement and consummate the Transactions; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect: any material adverse change, event, circumstance or development with respect to, or effect resulting from, (A) changes after the date of this Agreement in the United States or global economy or capital markets in general that do not have a materially disproportionate effect on the Company, (B) changes, events, occurrences or developments after the date of this Agreement in applicable law or in GAAP, (C) changes in the market price or trading volume of the Company Common Stock (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (D) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing, and (E) any effect resulting from compliance with the terms of this Agreement.

    (d)     For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    (e)     For purposes of this Agreement, the term "business day" shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York City are authorized or obligated by law or executive order to close, and the term "day" when not immediately preceded by the word "business" shall mean a calendar day.

    (f)     Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms "hereof," "herein," "hereunder" and derivative or similar words refer to this entire Agreement.

        8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement as modified by Section 5.3(a); and (b) are not intended to confer, and shall not be construed as conferring, upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8.

        8.6     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof, except to the extent the laws of the State of Florida are mandatorily applicable to the Merger. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of either (i) the Court of Chancery of the State of Delaware or (ii) any Federal court of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

        8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10     Assignment. No party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign its rights (but not its obligations) under this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11     Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Remainder of Page Intentionally Left Blank

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

KIMBALL ELECTRONICS MANUFACTURING, INC.

By:     /s/ Donald D. Charron

Name:      Donald D. Charron

Title:          President

GATOR ELECTRONICS, INC

By:      /s/  John H. Kahle

Name:       John H. Kahle

Title:       Executive Vice President

REPTRON ELECTRONICS, INC.

By:      /s/ Paul J. Plante

Name:     Paul J. Plante

Title:        CEO